March 20, 2001

Contacts:
Bridget Mason, UMB Financial Corporation
816/860-5644 or bridget.mason@umb.com

Alyson Riley, State Street Corporation
617/664-6437 or ariley@statestreet.com

UMB BANK TO ACQUIRE STATE STREET'S MISSOURI TRUST COMPANY

       ST. LOUIS, Mo., - UMB Bank, n.a., and State Street Corporation announced today they have signed a definitive agreement whereby UMB Bank will purchase State Street Bank and Trust Company of Missouri, N.A., which comprises State Street's St. Louis-based corporate trust business. This transaction, subject to regulatory approval and scheduled to close in the second quarter 2001, will enhance UMB Bank's position as one of the premiere full-service corporate trust service providers in the Midwest. State Street, one of the nation's five largest providers of corporate trust services, with offices in Boston, Hartford, Los Angeles and New York, will continue to offer a wide range of trust services to its large client base. Following the transaction, UMB Bank will continue to operate this business in St. Louis under the UMB name. Terms of the agreement were not disclosed.

        "With an established presence in St. Louis, this move will enhance our position in a key market," said R. Crosby Kemper III, chairman and CEO of UMB Financial Corporation and its lead bank, UMB Bank, n.a. "Combining these two premiere corporate trust operations in the Midwest is part of our overall strategy to grow fee-based business in an area where we are a known leader with a reputation for quality. State Street has established an excellent record of premium client service and we look forward to continuing that service."

        "Our decision to divest the St. Louis office will allow us to focus resources on our core product offerings domestically and our expansion efforts abroad," said Alan Greene, executive vice president of State Street. "State Street is strongly committed to the corporate trust business and we believe this transaction will assist us in executing our strategy of providing high-quality service to our clients domestically as well as in the global markets. We are confident that UMB will continue to provide superior service to our corporate trust clients based in the Midwest."

About UMB Bank, n.a.:

        UMB Bank, n.a., is a wholly owned subsidiary of UMB Financial Corporation (UMBF), a $7.5 billion multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. The Company owns and operates 170 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include eScout.com, a leader in e-commerce solutions for independent businesses and community banks, a trust management company in South Dakota and single-purpose companies that deal with brokerage services, consulting services, leasing, venture capital and insurance. With almost $104 billion in assets under administration, UMB is one of the largest trust companies headquartered in the Midwest.

About State Street Corporation

        With $6.1 trillion in assets under custody and $711 billion under management, State Street Corporation is the world's leading specialist in meeting the needs of sophisticated global investors. Offices are located in the United States, Canada, Chile, Cayman Islands, Netherlands Antilles, Ireland, United Kingdom, Netherlands, France, Belgium, Luxembourg, Switzerland, Germany, Czech Republic, United Arab Emirates, Russia, People's Republic of China, Taiwan, South Korea, Japan, Singapore, Australia and New Zealand. State Street Corporation's common stock is traded on the New York Stock Exchange under the symbol STT. For more information, please visit the company's web site at www.statestreet.com.

        This news release may contain forward-looking statements, as defined by federal securities laws, pertaining to State Street's business that are based on current expectations and involve risks and uncertainties. Important factors that could cause actual results to differ materially are set forth in State Street's annual report and subsequent SEC filings. They include risks and uncertainties relating to the sustainability of worldwide economic growth, the value of global and regional financial markets, and consolidations among clients and competitors. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date of release, March 19, 2001; and the company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

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